Contact:                                                                             FOR IMMEDIATE RELEASE
Brookdale Senior Living Inc.
Ross Roadman  615-376-2412

Brookdale Announces Fourth Quarter and Full Year 2008 Results

Highlights

•	Extended its Line of Credit until August 2010.

•
Average occupancy for the fourth quarter was 89.7%, flat with the third quarter of 2008 and down from 90.6% for the fourth quarter of 2007.  Average occupancy for the full year was 89.6% compared to 90.7% for the full year of 2007.

•
Average monthly revenue per unit was $3,830 in the fourth quarter, an increase of 5.2% over the fourth quarter of 2007, and $3,791 for the full year of 2008, a 6.0% increase over the same period of 2007.

•	Revenue for the fourth quarter was $486.9 million, up 3.7% from the fourth quarter of 2007. Revenue for the full year 2008 was $1.9 billion, a 4.8% increase from $1.8 billion for the full year 2007.

•
Cash From Facility Operations for the fourth quarter was $0.35 per outstanding common share, excluding integration and hurricane/named storm-related expenses of $0.03 per outstanding common share.  For the full year 2008, Cash From Facility Operations was $1.52 per outstanding common share, excluding integration and other non-recurring expenses of $0.19 per outstanding common share and hurricane/named storm-related expenses of $0.05 per outstanding common share.

•
Fourth quarter net loss of $(278.8) million, or $(2.75) per diluted common share, including non-cash expenses of $80.5 million for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization. Also included is a $220.0 million non-cash impairment charge.

Nashville, TN.  March 1, 2009– Brookdale Senior Living Inc. (NYSE: BKD) (the “Company”) today reported financial results for the fourth quarter of 2008.  Net loss, including a non-cash impairment charge of $220.0 million in the fourth quarter, for the quarter and twelve months ended December 31, 2008 was $(278.8) million and $(373.2) million, respectively, or $(2.75) and $(3.67) per diluted common share. The loss for the quarter and year also includes non-cash items for depreciation and amortization, non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization, which totaled $80.5 million and $331.1 million, respectively.

Bill Sheriff, Brookdale’s CEO, said, “We performed well during the fourth quarter.  Occupancy held up in spite of an extremely challenging environment, revenue per unit increased by greater than 5%, our ancillary services programs continued to exceed expectations and we began to see the results of our aggressive cost reduction efforts.  In our fourth quarter same store results, labor-related costs, supplies, travel, and training expenses all trended down from the third quarter. As validated in our January results, we believe our cost control actions, along with more aggressive control of capital expenditures, will continue to positively impact our cash flow going forward.”

Mark Ohlendorf, Co-President and CFO of Brookdale, commented, “After giving effect to the amendment and extension of our line of credit and our expected exercise of extension options on certain other mortgage debt, we will have extended virtually all of our 2009 mortgage debt and credit facility maturities.  We believe Brookdale is in a solid liquidity position - with our decision to suspend the dividend we have additional cash flow to deleverage our balance sheet. We plan initially to use the cash flow generated by our operations to reduce the debt outstanding on our corporate line.”

Brookdale’s management utilizes Adjusted EBITDA and Cash From Facility Operations to evaluate the Company’s performance and liquidity because these metrics exclude non-cash expenses such as depreciation and amortization (including non-cash impairment charges), non-cash stock-based compensation expense and straight-line lease expense, net of deferred gain amortization.  Brookdale also uses Facility Operating Income to assess the performance of its facilities.

For the quarter and twelve months ended December 31, 2008, Adjusted EBITDA was $75.6 million and $302.6 million, respectively.  Facility Operating Income was $156.3 million and $637.5 million for the quarter and twelve month periods ended December 31, 2008, respectively.

For the quarter and twelve months ended December 31, 2008, Cash From Facility Operations was $32.4 million and $130.1 million, respectively, or $0.32 and $1.28 per common share outstanding at December 31, 2008.

Fourth quarter Adjusted EBITDA and Cash From Facility Operations included one-time expenses related to hurricanes and other named tropical storms of $1.2 million and integration and severance costs of $2.3 million.  Full year 2008 Adjusted EBITDA and Cash From Facility Operations included one-time expenses related to hurricanes and other named tropical storms of $4.8 million and integration and severance costs of $11.5 million.  Additionally, the calculation of Adjusted EBITDA and Cash From Facility Operations for the twelve months ended December 31, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

Same store revenues grew 4.1% for the quarter ended December 31, 2008 over the same period in 2007, and same store Facility Operating Income decreased by 1.3% when compared to the fourth quarter of 2007.  Same store revenues grew 4.4% for the twelve months ended December 31, 2008 over the corresponding period ending in 2007, and same store Facility Operating Income decreased 1.3% when compared to the same prior year period.  The three month and twelve month same store data excludes $7.0 million of charges in the fourth quarter of 2007 relating to integration-related accounting items.  Schedules are presented later in this release with additional same store detail.

By the end of the fourth quarter, the Company’s ancillary services programs provided therapy services to over 35,000 Brookdale units.  At the end of the quarter, the Company’s home health agencies were serving over 16,700 units across the total Brookdale portfolio, up from 7,400 units served a year ago.  The therapy and home health services produced $143 of monthly Facility Operating Income per occupied unit in the fourth quarter across all units served and, in the legacy ARC portfolio alone, which has a higher health center mix than the balance of the Brookdale portfolio, monthly Facility Operating Income per occupied unit in the fourth quarter was $222.

Debt Maturities

During the fourth quarter of 2008, Brookdale extended the maturity of $33.0 million of debt initially due in 2009 by two years and, subsequent to year-end, extended until 2011 the maturity of $88.0 million of debt initially due in 2009.  The Company currently has virtually no mortgage debt maturities due in 2009 and 2010 that do not contain contractual extension options.  At December 31, 2008, the current portion of long-term debt was $158.5 million, comprised primarily of two mortgage loans in the aggregate amount of $131.0 million, which the Company has options to extend, and capitalized lease obligation amounts.

As previously announced, the Company recently entered into a Second Amended and Restated Credit Agreement.  The amended credit agreement consists of a $230 million revolving loan facility with a $25 million letter of credit sublimit.  The agreement matures in August 2010 and incorporates mandatory prepayments.  Additionally, the Company previously announced that it has recently closed on separate unsecured letter of credit facilities of up to $48.5 million in the aggregate.  The letter of credit facilities mature in November 2011.  Brookdale had $54.0 million of unrestricted cash on its balance sheet at the end of the fourth quarter.

Goodwill Impairment Charge

Similar to many companies, the Company experienced a significant decline in the market value of its common stock due primarily to the depressed macroeconomic environment and volatility in the equity markets in the fourth quarter of 2008.  As a result, its market capitalization eroded and was significantly below book value in the fourth quarter when compared to previous periods.  In accordance with the requirements of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), an impairment test of the goodwill was performed for each of the Company’s reporting units as of the end of the fourth quarter.  The fair values of the reporting units and their underlying assets were determined using discounted cash flows.  As a result of the impairment tests, the Company recorded a non-cash goodwill impairment charge of $215.0 million for the quarter ended December 31, 2008.  The non-cash charge does not impact ongoing business operations, liquidity, cash flows from operating activities or financial covenants and will not result in any future cash expenditure.

Earnings Conference Call

Brookdale’s management will conduct a conference call on Monday, March 2, 2009 to review the financial results of its fourth quarter and full year ended December 31, 2008.  The conference call is scheduled for 8:00 AM ET.  All interested parties are welcome to participate in the live conference call.  The conference call can be accessed by dialing (866) 845-7252 (from within the U.S.) or (706) 634-9069 (from outside of the U.S.) ten minutes prior to the scheduled start and referencing the “Brookdale Senior Living Fourth Quarter Earnings Call.”

A webcast of the conference call will be available to the public on a listen-only basis at www.brookdaleliving.com.  Please allow extra time prior to the call to visit the site and download the necessary software required to listen to the internet broadcast.  A replay of the webcast will be available for three months following the call.

For those who cannot listen to the live call, a replay will be available until 11:59 PM ET on March 9, 2009 by dialing (800) 642-1687 (from within the U.S.) or (706) 645-9291 (from outside of the U.S.) and referencing access code “87021756.”  A copy of this earnings release is posted on the Investor Relations page of the Brookdale website (www.brookdaleliving.com).

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company owns and operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 548 communities in 35 states and the ability to serve approximately 52,000 residents.

Safe Harbor

Certain items in this press release and the associated earnings conference call may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and our expectations regarding their effect on our results; our expectations regarding occupancy, revenue, expense levels, the demand for senior housing, acquisition opportunities and asset dispositions; our belief regarding our growth prospects; our ability to secure financing or replace or extend existing debt as it matures; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage and reduce the debt outstanding on our line of credit; our expectations regarding financings and refinancings of assets; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy and home health); our plans to expand existing communities; the expected project costs for our expansion program; our expected levels of expenditures and reimbursements (and the timing thereof); the anticipated cost and expense associated with the resolution of pending litigation and our expectations regarding the disposition thereof; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income.  Forward-looking statements are generally identifiable by use of forward-looking terminology such as "may," "will," "should," "potential," "intend," "expect," "endeavor," "seek,"

"anticipate," "estimate," "overestimate," "underestimate," "believe," "could," "would," "project," "predict," "continue," "plan" or other similar words or expressions.  Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information.  Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.  Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects or which could cause events or circumstances to differ from these forward-looking statements include, but are not limited to, the risk associated with the current global economic crisis and its impact upon capital markets and liquidity; our inability to extend (or refinance) debt as it matures or replace our amended credit facility when it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; the risk that we may be required to post additional cash collateral in connection with our interest rate swaps; the risk that continued market deterioration could jeopardize certain of our counterparties’ obligations; changes in governmental reimbursement programs; our limited operating history on a combined basis; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to integrate acquisitions into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K.  When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in such SEC filings.  Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management's views as of the date of this press release and/or the associated earnings conference call.  The factors discussed above and the other factors noted in our SEC filings from time to time could cause our actual results to differ significantly from those contained in any forward-looking statement.  We cannot guarantee future results, levels of activity, performance or achievements and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Condensed Consolidated Statements of Operations

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenue
Resident fees	$485,538	$467,446	$1,921,060	$1,832,507
Management fees	1,390	2,012	6,994	6,789
Total revenue	486,928	469,458	1,928,054	1,839,296

Expense
Facility operating expense (excluding depreciation and amortization of $51,752, $44,958, $195,517 and $222,315, respectively)	322,595	309,265	1,256,781	1,170,937
General and administrative expense (including non-cash stock-based compensation expense of $5,569, ($6,037), $28,937 and $20,113, respectively)	31,286	26,869	140,919	138,013
Hurricane and named tropical storms expense	1,187	-	4,800	-
Facility lease expense	67,441	68,263	269,469	271,628
Depreciation and amortization	68,320	65,235	276,202	299,925
Goodwill and asset impairment	220,026	-	220,026	-
Total operating expense	710,855	469,632	2,168,197	1,880,503
Loss from operations	(223,927)	(174)	(240,143)	(41,207)

Interest income	1,449	2,441	7,618	7,519
Interest expense:
Debt	(36,495)	(36,989)	(147,389)	(143,991)
Amortization of deferred financing costs	(2,767)	(2,186)	(9,707)	(7,064)
Change in fair value of derivatives and amortization	(50,802)	(42,329)	(68,146)	(73,222)
Loss on extinguishment of debt	-	(1,880)	(3,052)	(2,683)
Equity in loss of unconsolidated ventures	(111)	(1,023)	(861)	(3,386)
Other non-operating income	2,132	164	1,708	402
Loss before income taxes	(310,521)	(81,976)	(459,972)	(263,632)
Benefit for income taxes	31,735	32,852	86,731	101,260
Loss before minority interest	(278,786)	(49,124)	(373,241)	(162,372)
Minority interest	-	(113)	-	393
Net loss	$(278,786)	$(49,237)	$(373,241)	$(161,979)

Basic and diluted loss per share	$(2.75)	$(0.49)	$(3.67)	$(1.60)

Weighted average shares used in
computing basic and diluted loss per share	101,424	101,656	101,667	101,511

Dividends declared per share	$-	$0.50	$0.75	$1.95

Condensed Consolidated Balance Sheets
(in thousands)

	December 31, 2008	December 31, 2007

Cash and cash equivalents	$53,973	$100,904
Cash and escrow deposits - restricted	86,723	76,962
Accounts receivable, net	91,646	66,807
Other current assets	48,443	47,162
Total current assets	280,785	291,835
Property, plant, and equipment and
leasehold intangibles, net	3,694,784	3,760,453
Other assets, net	473,689	759,334
Total assets	$4,449,258	$4,811,622

Current liabilities	$646,012	$549,767
Long-term debt, less current portion	2,235,000	2,119,217
Other liabilities	607,645	723,100
Total liabilities	3,488,657	3,392,084
Stockholders’ equity	960,601	1,419,538
Total liabilities and stockholders’ equity	$4,449,258	$4,811,622

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Twelve Months Ended December 31,
	2008	2007
Cash Flows from Operating Activities
Net loss	$(373,241)	$(161,979)
Adjustments to reconcile net loss to net cash provided by operating activities:
Non-cash portion of loss on extinguishment of debt	3,052	2,683
Depreciation and amortization	285,909	306,989
Goodwill and asset impairment	220,026	-
Minority interest	-	(393)
Gain on sale of assets	(2,131)	(457)
Equity in loss of unconsolidated ventures	861	3,386
Distributions from unconsolidated ventures from cumulative share of net earnings	3,752	1,521
Amortization of deferred gain	(4,342)	(4,342)
Amortization of entrance fees	(22,025)	(19,241)
Proceeds from deferred entrance fee revenue	22,601	19,330
Deferred income tax benefit	(89,498)	(103,180)
Change in deferred lease liability	20,585	25,439
Change in fair value of derivatives and amortization	68,146	73,222
Non-cash stock-based compensation	28,937	20,113
Changes in operating assets and liabilities:
Accounts receivable, net	(25,150)	(6,134)
Prepaid expenses and other assets, net	(14,850)	14,783
Accounts payable and accrued expenses	15,428	21,512
Tenant refundable fees and security deposits	(1,293)	6,410
Net cash provided by operating activities	136,767	199,662
Cash Flows from Investing Activities
Decrease in lease security deposits and lease acquisition deposits, net	3,481	2,620
Increase in cash and escrow deposits — restricted	(21,760)	(15,002)
Net proceeds from sale of property, plant and equipment	-	6,700
Additions to property, plant, and equipment and leasehold intangibles,
net of related payables	(189,028)	(169,556)
Acquisition of assets, net of related payables and cash received	(6,731)	(172,101)
Payment on (issuance of) notes receivable, net	39,362	(11,133)
Investment in unconsolidated ventures	(2,779)	(1,985)
Distributions received from unconsolidated ventures	3,916	2,038
Proceeds from sale of business	2,935	-
Proceeds from sale of unconsolidated venture	4,165	-
Net cash used in investing activities	(166,439)	(358,419)
Cash Flows from Financing Activities
Proceeds from debt	511,344	591,524
Repayment of debt and capital lease obligations	(255,489)	(115,253)
Buyout of capital lease obligation	-	(51,114)
Proceeds from line of credit	339,453	671,500
Repayment of line of credit	(378,000)	(637,000)
Payment of dividends	(129,455)	(196,827)
Purchase of treasury stock	(29,187)	-
Payment of financing costs, net of related payables	(14,292)	(14,012)
Other	(2,974)	(1,010)
Refundable entrance fees:
Proceeds from refundable entrance fees	19,871	25,919
Refunds of entrance fees	(19,150)	(19,557)
Recouponing and payment of swap termination	(58,140)	(60,503)
Cash portion of loss on extinguishment of debt	(1,240)	(2,040)
Net cash (used in) provided by financing activities	(17,259)	191,627
Net decrease in cash and cash equivalents	(46,931)	32,870
Cash and cash equivalents at beginning of period	100,904	68,034
Cash and cash equivalents at end of period	$53,973	$100,904

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is a measure of operating performance that is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered in isolation or as a substitute for net income, income from operations or cash flows provided by or used in operations, as determined in accordance with GAAP.  Adjusted EBITDA is a key measure of the Company's operating performance used by management to focus on operating performance and management without mixing in items of income and expense that relate to long-term contracts and the financing and capitalization of the business.  We define Adjusted EBITDA as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization (including non-cash impairment charges), straight-line lease expense (income), amortization of deferred gain, amortization of deferred entrance fees, and non-cash compensation expense and including entrance fee receipts and refunds.

We believe Adjusted EBITDA is useful to investors in evaluating our performance, results of operations and financial position for the following reasons:

•	It is helpful in identifying trends in our day-to-day performance because the items excluded have little or no significance to our day-to-day operations;

•
It provides an assessment of controllable expenses and affords management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieve optimal financial performance; and

•	It is an indication to determine if adjustments to current spending decisions are needed.

The table below reconciles Adjusted EBITDA from net loss for the three and twelve months ended December 31, 2008 and 2007 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008(1)	2007(1)(2)	2008(1)	2007(1)(2)
Net loss	$(278,786)	$(49,237)	$(373,241)	$(161,979)
Minority interest	-	113	-	(393)
Benefit for income taxes	(31,735)	(32,852)	(86,731)	(101,260)
Equity in loss of unconsolidated ventures	111	1,023	861	3,386
Loss on extinguishment of debt	-	1,880	3,052	2,683
Other non-operating income	(2,132)	(164)	(1,708)	(402)
Interest expense:
Debt	29,488	30,036	119,853	114,518
Capitalized lease obligation	7,007	6,953	27,536	29,473
Amortization of deferred financing costs	2,767	2,186	9,707	7,064
Change in fair value of derivatives and amortization	50,802	42,329	68,146	73,222
Interest income	(1,449)	(2,441)	(7,618)	(7,519)
Loss from operations	(223,927)	(174)	(240,143)	(41,207)
Depreciation and amortization	68,320	65,235	276,202	299,925
Goodwill and asset impairment	220,026	-	220,026	-
Straight-line lease expense	4,910	6,624	20,585	25,439
Amortization of deferred gain	(1,085)	(1,087)	(4,342)	(4,342)
Amortization of entrance fees	(5,498)	(5,019)	(22,025)	(19,241)
Non-cash compensation expense	5,569	(6,037)	28,937	20,113
Entrance fee receipts(3)	12,077	13,916	42,472	45,249
Entrance fee disbursements	(4,819)	(4,069)	(19,150)	(19,557)
Adjusted EBITDA	$75,573	$69,389	$302,562	$306,379

(1)
The calculation of Adjusted EBITDA includes merger, integration, and hurricane/tropical storm costs totaling $3.5 million and $8.1 million for the three months ended December 31, 2008 and 2007, respectively, and $16.3 million and $19.0 million for the twelve months ended December 31, 2008 and 2007, respectively.  Additionally, the calculation of Adjusted EBITDA for the twelve months ended December 31, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)
Adjusted EBITDA for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million related to estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(3)	Includes the receipt of refundable and non-refundable entrance fees.

Cash From Facility Operations

Cash From Facility Operations (CFFO) is a measurement of liquidity that is not calculated in accordance with GAAP and should not be considered in isolation as a substitute for cash flows provided by or used in operations, as determined in accordance with GAAP.  We define CFFO as net cash provided by (used in) operating activities adjusted for changes in operating assets and liabilities, deferred interest and fees added to principal, refundable entrance fees received, entrance fee refunds disbursed, lease financing debt amortization with fair market value or no purchase options, other, and recurring capital expenditures.  Recurring capital expenditures include expenditures capitalized in accordance with GAAP that are funded from CFFO. Amounts excluded from recurring capital expenditures consist primarily of unusual or non-recurring capital items (including integration capital expenditures), facility purchases and/or major projects or renovations that are funded using financing proceeds and/or proceeds from the sale of facilities that are held for sale.  Beginning in 2008, our calculation of CFFO was modified to subtract principal amortization related to our capital leases that contain fair market value or no purchase options.

We believe CFFO is useful to investors in evaluating our liquidity for the following reasons:

•	It provides an assessment of our ability to facilitate meeting current financial and liquidity goals.
•	To assess our ability to:
(i)	service our outstanding indebtedness;
(ii)	pay dividends; and
(iii)	make regular recurring capital expenditures to maintain and improve our facilities.

The table below reconciles CFFO from net cash provided by operating activities for the three and twelve months ended December 31, 2008 and 2007 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008(1)	2007(1)(2)(3)	2008(1)	2007(1)(2)(3)

Net cash provided by operating activities	$29,413	$61,253	$136,767	$199,662
Changes in operating assets and liabilities	12,562	(33,117)	25,865	(36,571)
Refundable entrance fees received(4)	4,686	8,901	19,871	25,919
Entrance fee refunds disbursed	(4,819)	(4,069)	(19,150)	(19,557)
Recurring capital expenditures, net	(7,696)	(5,561)	(27,312)	(25,048)
Lease financing debt amortization with fair market value or no purchase options	(1,716)	(1,420)	(6,691)	(5,594)
Reimbursement of operating expenses and other	-	1,320	794	4,430
Cash From Facility Operations	$32,430	$27,307	$130,144	$143,241

(1)
The calculation of CFFO includes merger, integration, and hurricane/tropical storm costs totaling $3.5 million and $8.1 million for the three months ended December 31, 2008 and 2007, respectively, and $16.3 million and $19.0 million for the twelve months ended December 31, 2008 and 2007, respectively.  Additionally, the calculation of CFFO for the twelve months ended December 31, 2008 includes the effect of the $8.0 million reserve established for certain litigation.

(2)
CFFO for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(3)	The December 31, 2007 amounts have been reclassified to conform to the modified definition of CFFO used for the current period.
(4)
Total entrance fee receipts for the three months ended December 31, 2008 and 2007 were $12.1 million and $13.9 million, respectively, including $7.4 million and $5.0 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.  Total entrance fee receipts for the twelve months ended December 31, 2008 and 2007 were $42.5 million and $45.2 million, respectively, including $22.6 million and $19.3 million, respectively, of non-refundable entrance fee receipts included in net cash provided by operating activities.

The calculation of CFFO per outstanding common share is based on outstanding common shares at the end of the period, excluding any unvested restricted shares.

Facility Operating Income

Facility Operating Income is not a measurement of operating performance calculated in accordance with GAAP and should not be considered in isolation as a substitute for net income, income from operations, or cash flows provided by or used in operations, as determined in accordance with GAAP.  We define Facility Operating Income as net income (loss) before provision (benefit) for income taxes, non-operating (income) loss items, depreciation and amortization (including non-cash impairment charges), facility lease expense, general and administrative expense, including non-cash stock compensation expense, amortization of deferred entrance fee revenue and management fees.

We believe Facility Operating Income is useful to investors in evaluating our facility operating performance for the following reasons:

•	It is helpful in identifying trends in our day-to-day facility performance;
•	It provides an assessment of our revenue generation and expense management; and
•	It provides an indicator to determine if adjustments to current spending decisions are needed.

The table below reconciles Facility Operating Income from net loss for the three and twelve months ended December 31, 2008 and 2007 (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007(1)	2008	2007(1)

Net loss	$(278,786)	$(49,237)	$(373,241)	$(161,979)
Minority interest	-	113	-	(393)
Benefit for income taxes	(31,735)	(32,852)	(86,731)	(101,260)
Equity in loss of unconsolidated ventures	111	1,023	861	3,386
Loss on extinguishment of debt	-	1,880	3,052	2,683
Other non-operating income	(2,132)	(164)	(1,708)	(402)
Interest expense:
Debt	29,488	30,036	119,853	114,518
Capitalized lease obligation	7,007	6,953	27,536	29,473
Amortization of deferred financing costs	2,767	2,186	9,707	7,064
Change in fair value of derivatives and amortization	50,802	42,329	68,146	73,222
Interest income	(1,449)	(2,441)	(7,618)	(7,519)
Loss from operations	(223,927)	(174)	(240,143)	(41,207)
Depreciation and amortization	68,320	65,235	276,202	299,925
Goodwill and asset impairment	220,026	-	220,026	-
Facility lease expense	67,441	68,263	269,469	271,628
General and administrative (including non-cash
stock compensation expense)	31,286	26,869	140,919	138,013
Amortization of entrance fees(2)	(5,498)	(5,019)	(22,025)	(19,241)
Management fees	(1,390)	(2,012)	(6,994)	(6,789)
Facility Operating Income	$156,258	$153,162	$637,454	$642,329

(1)
Facility Operating Income for the year ended December 31, 2007 includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

(2)
Entrance fee sales, net of refunds paid, provided $7.3 million and $9.8 million of cash for the three months ended December 31, 2008 and 2007, respectively, and $23.3 million and $25.7 million of cash for the twelve months ended December 31, 2008 and 2007, respectively.

Operating Data

Selected operating data for the three and twelve months ended December 31, 2008 and 2007 is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Selected Operating and Other Data:
Total number of communities (at end of period) (1)	548	550	548	550
Total units/beds operated(2)	51,804	52,086	51,804	52,086
Owned/leased communities units/beds	47,455	47,670	47,455	47,670
Owned/leased communities occupancy rate:
Period end	89.5%	90.6%	89.5%	90.6%
Weighted average	89.7%	90.6%	89.6%	90.7%
Average monthly revenue per unit/bed(3)	$3,830	$3,640	$3,791	$3,577

(1)	During the fourth quarter of 2008, one management contract ended and two communities were consolidated into one.

(2)	Total units/beds operated represent the total units/beds operated as of the end of the period.

(3)	Average monthly revenue per unit/bed represents the average of the total monthly revenues, excluding amortization of entrance fees, divided by average occupied units/beds.

The same store data for the three and twelve months ended December 31, 2008 and 2007 (in thousands) is presented below:

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008(1)	2007(2)	% Change	2008(1)	2007(2)	% Change
Revenue	$457,647	$439,601	4.1%	$1,805,113	$1,728,303	4.4%
Operating Expense	304,161	291,070	4.5%	1,184,915	1,107,069	7.0%
Facility Operating Income	$153,486	$148,531	3.3%	$620,198	$621,234	-0.2%
Facility Operating Margin	33.5%	33.8%	-0.2%	34.4%	35.9%	-1.6%

# Locations	515	515		515	515
Avg. Occupancy	90.0%	91.0%	-1.0%	89.7%	91.1%	-1.4%
Avg. Mo. Revenue/unit	$3,806	$3,619	5.2%	$3,766	$3,553	6.0%

(1)	Excludes $1.2 million and $4.8 million of expenses related to hurricane and named-tropical storms for the three and twelve months ended December 31, 2008, respectively.

(2)
Includes $7.0 million of charges to facility operating expenses in the quarter ended December 31, 2007, which relates to the Company’s desire to conform its policies across all of its platforms including $5.9 million of estimated uncollectible accounts and $1.1 million of accounting conformity adjustments pertaining to inventory and certain accrual policies.

Excluding the $7.0 million of charges relating to integration-related accounting items in the fourth quarter of 2007, the same store data is as follows (in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008(1)	2007	% Change	2008(1)	2007	% Change
Revenue	$457,647	$439,601	4.1%	$1,805,113	$1,728,303	4.4%
Operating Expense	304,161	284,025	7.1%	1,184,915	1,100,024	7.7%
Facility Operating Income	$153,486	$155,576	-1.3%	$620,198	$628,279	-1.3%
Facility Operating Margin	33.5%	35.4%	-1.9%	34.4%	36.4%	-2.0%

(1) Excludes $1.2 million and $4.8 million of expenses related to hurricane and named-tropical storms for the three and twelve months ended December 31, 2008, respectively.

Our facility breakdown at December 31, 2008 was as follows:

Ownership Type	Number of Facilities	Number of Units/Beds	Percentage of Q4 2008 Revenues	Percentage of Q4 2008 Facility Operating Income
Owned	168	18,453	38.6%	41.0%
Leased	358	29,002	61.1%	58.1%
Managed	22	4,349	0.3%	0.9%
Total	548	51,804	100.0%	100.0%

Operating Type
Retirement Centers	85	15,251	27.6%	34.5%
Assisted Living	409	21,021	43.9%	41.3%
CCRCs	32	11,183	28.2%	23.3%
Managed	22	4,349	0.3%	0.9%
Total	548	51,804	100.0%	100.0%

Our capital expenditures for the three and twelve months ended December 31, 2008 and 2007 were as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Type
Recurring	$7,984	$6,303	$30,088	$27,404
Reimbursements	(288)	(742)	(2,776)	(2,356)
Net Recurring	7,696	5,561	27,312	25,048
Corporate(1)	1,227	2,471	10,049	13,907
EBITDA-enhancing(2)	10,032	12,156	43,438	57,435

Development(3)	35,605	35,069	105,453	70,810
Reimbursements(4)	(38,794)	(2,435)	(65,584)	(8,259)
Net Development	(3,189)	32,634	39,869	62,551
Net Total Capital Expenditures	$15,766	$52,822	$120,668	$158,941

(1)	Corporate primarily includes capital expenditures for information technology systems and equipment.
(2)	EBITDA-enhancing capital expenditures generally represent unusual or non-recurring capital items and/or major renovations.
(3)	Development capital expenditures primarily relate to the facility expansion and de novo development program.
(4)	Development reimbursements are typically received after expenditures are actually made. Only includes cash reimbursements received during the period.

Our debt amortization for the three months ended December 31, 2008 and 2007 was as follows (in thousands):

	Three Months Ended December 31,
	2008	2007
Type
Scheduled Debt Amortization	$665	$384
Lease Financing Debt Amortization - FMV or no Purchase Option	1,716	1,420
Lease Financing Debt Amortization - Bargain Purchase Option	2,837	2,360
Total Debt Amortization	$5,218	$4,164

Our ancillary services data for the three months ended December 31, 2008 and 2007 was as follows:

	Three Months Ended December 31,
	2008	2007
Units Served:
Therapy
Legacy ARC	12,761	12,716
Total	35,213	29,817

Home Health
Legacy ARC	10,087	7,405
Total	16,730	7,405

Other Statistics:
Therapists	2,193	1,601
Home Health Agencies	25	12